Filed pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-202913 and 333-180300-03

January 19, 2016

Pricing Supplement Addendum No. 981 dated January 19, 2016

To the Pricing Supplement No. VLS ETN-1/A37 dated October 26, 2015,

Prospectus Supplement dated May 4, 2015 and

Prospectus dated May 4, 2015

VelocityShares™ Daily Inverse VIX Short Term ETN Linked to the S&P 500 VIX Short-Term FuturesTM Index due December 4, 2030 ("ETNs")

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP/ISIN:	22542D795/US22542D7957

NYSE Arca Ticker Symbol:	XIV

Aggregate Offering Price of ETNs:	$3,743,780.00

Public Offering Price per ETN:	$18.7189

Principal Amount of ETNs:	$2,000,000

Principal Amount per ETN:	$10

Trade Date:	January 19, 2016

Settlement Date:	January 22, 2016

Agent:	Credit Suisse Securities (USA) LLC ("CSSU"), an affiliate of the Issuer

Proceeds to Issuer:	100.00% of the Aggregate Offering Price

Agent's Discount and Commission:	0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU our agent for any redemption at the investor's option may charge investors a fee of up to 0.05% times the Closing Indicative Value of the ETN on the applicable valuation date, per ETN redeemed. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled "Supplemental Plan of Distribution (Conflicts of Interest)" in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See "Risk Factors" beginning on page PS-15 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse